EXHIBIT 3.5

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NISKA GAS STORAGE US, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF NISKA GAS STORAGE US, LLC (this “Agreement”), effective as of May 10, 2006, is adopted, executed and agreed to by the Member (as defined below).

1.             Formation.  Niska Gas Storage US, LLC (the “Company”) has been formed as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”).

2.             Term.  The Company shall have a perpetual existence.

3.             Purposes.  The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4.             Sole Member.  Niska GS Holdings I, L.P., a Delaware limited partnership, shall be the sole member of the Company (the “Member”).

5.             Contributions.  The Member has made an initial contribution to the capital of the Company, as reflected in the Company’s books and records.  Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6.             Allocations.  All of the Company’s profits and losses, and all items allocable for tax purposes, shall be allocated to the Member.

7.             Distributions.  The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

8.             Management.

(a)           Management by Board of Managers. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction at: a board of managers elected in accordance with Section 8d) (or the “Board of Managers’’), who shall make all decisions and take all actions for the Company.

(b)           Number. The Board of Managers will consist of one or more persons with the number thereof be determined from time to time by approval of the Member. The number of initial Managers will be four.

(c)           Initial Managers. The initial Managers will be Andrew Ward, David M. Leuschen, Pierre F. Lapeyre, Jr. and David Pope.

(d)           Election of Managers. The Member shall have the sole authority with respect to the election and removal of the Managers as provided in this Section 8(d). Manager vacancies existing from time to time will be filled by nominees elected by the Member. Each Manager shall serve as a manager of the Company until his successor is elected and qualified or until his earlier death, resignation or removal. Any Manager may resign upon written notice to the Member. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, no acceptance of such resignation shall be necessary for such resignation to become effective. Any Manager may be removed as such, either with or without cause, by the Member. Designation of a Manager shall not of itself create contract rights.

(e)           Authority of Board of Managers. In addition to the powers that now or hereafter can be granted to managers under the Act and to all other powers granted under any other provision of this Agreement, the Board of Managers shall have full power and authority to do all things on such terms as they, in their sole discretion, may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company.

(f)            Regular Meetings. Regular meetings of the Board of Managers may be held at such places within or without the State of Delaware and at such times as the Board of Managers may from time to time determine, and, if so determined, notice thereof need not be given.

(g)           Special Meetings. Special meetings of the Board of Managers may be held at any time or place within or without the State of Delaware whenever called by any Manager, and, if so called, notice thereof need not be given.

(h)           Telephonic Meetings. Permitted. Managers may participate in a meeting of the Board of Managers by means of telephone conference, videoconference, internet web-based conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. And participation in a meeting by such means shall constitute presence in person at such meeting.

(i)            Quorum; Vote Required for Action. At all meetings of the Board of Managers, the presence of a majority of the Managers shall constitute a quorum for the transaction of business. The affirmative vote of at least a majority of the Managers present at any meeting at which there is a quorum is required for all acts of the Board of Managers.

(j)            (j) Actions by Board of Managers Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers, or any committee thereof, may be taken without a meeting and without a vote if all of the Managers consent thereto in writing) and the writing or writings are filed with the minutes of the proceedings of the Board of Managers.

(k)           Compensation of Managers. The salary or other compensation, if any, of any Manager shall be fixed by the Member.

9.             Officers. The Board of Managers may designate one or more persons to be officers of the Company. Officers are not “managers,” as that term is used in the Act. Any officers who are so designated shall have such titles and authority and perform such duties as the Board of Managers may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Member. Any officer may be removed as such, either with or without cause, by the Board of Managers. Designation of an officer shall not of itself create contract rights. The Board of Managers hereby designates the following person to serve as the officer of the Company subject to change by the Board of Managers in accordance with the provisions of this Section 8:

Name	Title

Andrew W. Ward	Vice President

David Pope	Vice President

10.          Dissolution.  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect.  No other event (including, without limitation, an event described in Section 18-801(a)(4) of the Act) will cause the Company to dissolve.

11.          Exculpation and Indemnity. The Member, the Managers and officers of the Company shall not be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by him in good faith, unless such act or omission constitutes gross negligence, willful misconduct, or a breach of this Agreement on the part of the Member, the Managers or officers of the Company. The Company shall indemnify the Member, the Manager or officers of the Company to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Member, the Managers or officers of the Company (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Member, the Managers or officers in connection with the Company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the Member, the Managers or officers of the Company.

12.          Liability. The Member, the Managers and the officers of the Company shall not be liable for the debts, obligations or liabilities of the Company.

13.          Bank and Securities Accounts. Funds of the Company shall be deposited in such banks or with such securities intermediaries or other depositories as shall be designated from time to time by the Board of Managers.

14.          Amendments to this Agreement. The power to alter, amend, restate, or repeal this Agreement or adopt a new limited liability company agreement is vested in the Member. This Agreement may be amended, modified, supplemented or restated in any manner permitted by applicable law and approved by the Member.

15.          Governing Law.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the principle of conflicts-of-laws.

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IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first written above.

SOLE MEMBER:

NISKA GS HOLDINGS I, L.P.

By:	Carlyle/Riverstone Energy Partners III, L.P., its general partner

By:	C/R Energy GP III, LLC, its general partner

By:	/s/ Andrew W. Ward
Name:	Andrew W. Ward
Title:	Authorized Person

[Signature page to Limited Liability Company Agreement of Niska US GP LLC]